SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                       SCHEDULE 14A--INFORMATION REQUIRED
                              IN A PROXY STATEMENT
                      ------------------------------------
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                      ------------------------------------

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [_]
                      ------------------------------------

Check the appropriate box:

[_]    Preliminary Proxy Statement
[_] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]    Definitive Proxy Statement
[_]    Definitive Additional Materials
[_]    Soliciting Materials Pursuant toss.240.14a-11(c) orss.240.14a-12

                          NORTHWEST NATURAL GAS COMPANY
                      ------------------------------------
                (Name of Registrant as Specified in its Charter)


                      ------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[_]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       1)      Title of each class of securities to which transaction applies:

               -----------------------

       2)      Aggregate number of securities to which transaction applies:

               -----------------------

       3)      Per unit price or other underlying value of transaction
               computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):
                           ----------------------------------------------------

       4)       Proposed maximum aggregate value of transaction:
                                                                ---------------

       5)       Total fee paid:
                               ------------------------------------------------

[_]    Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1)       Amount Previously Paid:
                                       ----------------------------------------

       2)       Form, Schedule or Registration Statement No:
                                                            -------------------

       3)       Filing Party:
                             --------------------------------------------------

       4)       Date Filed:
                           ----------------------------------------------------

                          NORTHWEST NATURAL GAS COMPANY
                               ONE PACIFIC SQUARE
                             220 N.W. SECOND AVENUE
                             PORTLAND, OREGON 97209
                                 (503) 226-4211


                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS

                                                Portland, Oregon, April 14, 2000

To the Shareholders:

          The 2000 Annual Meeting of Shareholders of Northwest Natural Gas Company will be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 25, 2000, at 2:00 p.m., Pacific Daylight Time, for the following purposes:

(1)       to elect four Class I directors to a term of three years;

(2)       to reapprove the 1985 Stock Option Plan;

(3)       to amend the Employee Stock Purchase Plan;

(4)       to elect independent auditors for the year 2000; and

(5) to transact such other business as may properly come before the meeting or any adjournment thereof.

          Holders of Common Stock of record at the close of business on April 6, 2000 are entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

          The Board of Directors of the Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend the meeting in person. These proxies also will instruct the relevant fiduciary under the Company's Dividend Reinvestment and Stock Purchase Plan, its Retirement K Savings Plan or its Employee Stock Purchase Plan to vote any shares held for shareholders' benefit under those Plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed herewith for your use. No postage is needed if mailed in the United States.

          IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING.

          WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD. THE PROMPT RETURN OF YOUR PROXY WILL SAVE YOUR COMPANY THE ADDITIONAL EXPENSE OF FURTHER REQUESTS TO ENSURE THE PRESENCE OF A QUORUM. YOU MAY VOTE IN PERSON AT THE MEETING WHETHER OR NOT YOU PREVIOUSLY HAVE RETURNED YOUR PROXY.

                                        By Order of the Board of Directors,


                                        /s/ C. J. Rue
                                        Secretary

                          NORTHWEST NATURAL GAS COMPANY
                               ONE PACIFIC SQUARE
                             220 N.W. SECOND AVENUE
                             PORTLAND, OREGON 97209
                                 (503) 226-4211

                       2000 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 2000

                                 PROXY STATEMENT

          The Board of Directors of Northwest Natural Gas Company is soliciting the proxies of all holders of the Common Stock who may be unable to attend in person the Annual Meeting of Shareholders to be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 25, 2000, at 2:00 p.m., Pacific Daylight Time. The Company requests that you sign and return the enclosed proxy promptly.

          The Company's Annual Report for the fiscal year ended December 31, 1999, including audited financial statements, has been mailed to all shareholders. This proxy statement and the accompanying proxy card are being mailed to shareholders commencing April 14, 2000.

          All shares represented by proxies which have been properly executed and returned to the management will be voted at the meeting. Where a shareholder eligible to vote specifies a choice by means of the ballot space provided in the proxy, the shares will be voted in accordance with the specification so made. If no specification is made, such shares will be voted FOR Items 1, 2, 3 and 4, and may be cumulatively voted for the election of directors. The proxy may be revoked by you at any time before it is exercised by delivering to the Company a later dated proxy, by giving written notice of revocation to the Secretary of the Company at the address shown above, or by attending the meeting and voting your shares in person.

          The close of business on April 6, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

VOTING SECURITIES OF THE COMPANY

          The 25,163,387 shares of Common Stock outstanding on March 15, 2000 were held by about 11,300 shareholders residing in 50 states and a number of foreign countries.

          Each holder of Common Stock of record at the close of business on April 6, 2000 will be entitled to one vote for each share of Common Stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the candidates.

          A majority of the shares of Common Stock outstanding at the close of business on April 6, 2000 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

          The holders of Preferred Stock do not participate in the election of directors unless Preferred dividends are in arrears (none are in arrears). The holders of the Preference Stock do not participate in the election of directors.

          IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE URGED, REGARDLESS OF THE NUMBER OF SHARES HELD, TO SIGN AND RETURN YOUR PROXY.

ITEM 1 - ELECTION OF DIRECTORS

          The Company's Restated Articles of Incorporation provide that the Board of Directors be comprised of not less than nine nor more than thirteen directors, with the exact number of directors to be determined by resolution adopted by the Board. The Board has fixed the number of directors at twelve. The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible.

          Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of Class I directors expires with this Annual Meeting of Shareholders. Messrs. Richard B. Keller, Randall C. Pape, Robert L. Ridgley and Dwight A. Sangrey are nominees for election to the Board as Class I directors to serve until the 2003 Annual Meeting or until their successors have been duly elected and qualified. Each of the nominees was elected by the shareholders at the 1997 Annual Meeting. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

          Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the four nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for directors.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF THE NOMINEES LISTED BELOW.

            INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS


                   NOMINEES FOR ELECTION TO BOARD OF DIRECTORS



                                     CLASS I

                     (FOR A THREE-YEAR TERM ENDING IN 2003)


               RICHARD B. KELLER

   [Picture    President and Chief Executive Officer, Keller Enterprises Inc.,
    omitted]   Vancouver, Washington
               Age:  71
               Director since: 1983
               Board Committees:  Executive, Pension (Chairman), Retirement
                                  (Chairman), Organization and Executive
                                  Compensation

          Since 1975, Mr. Keller has served as the President and CEO of Keller Enterprises Inc., a holding company. He is also the President of High Point Management, Inc., the General Partner of High Point Keller Limited Partnership, which invests in telecommunications. He is a member of the Board of Crown Pacific Management L.P., the Managing General Partner of Crown Pacific Partners, L.P., and a Life Trustee of the Oregon Graduate Institute and Lewis & Clark College. Mr. Keller is a graduate of the United States Military Academy and the Harvard Business School.


               RANDALL C. PAPE

   [Picture    President and Chief Executive Officer, The Pape Group, Inc.,
    omitted]   Eugene, Oregon
               Age:  49
               Director since: 1996
               Board Committees: Audit, Environmental Policy, Finance

          Since 1981, Mr. Pape has served as President, Chief Executive Officer and a director of The Pape Group, Inc., a holding company for Pape Bros., Inc., Flightcraft, Inc., Hyster Sales Company, Industrial Finance Corporation and Pape Properties, Inc. He also serves as President, CEO and a director of Liberty Financial Group, a holding company for Liberty Federal Bank SB, EcoSort LLC, and Sanipac, Inc. He is also a partner in Pape Investment Company. Mr. Pape serves as President and a director of Mt. Bachelor, Inc. and as a director of Obie Media Corporation. He is President of the Board of Trustees of the University of Oregon Foundation. He also serves on the Oregon Business Council and is a trustee for the Nature Conservancy of Oregon. He is a graduate of the University of Oregon.

               ROBERT L. RIDGLEY

   [Picture    Retired Chairman of the Board of the Company, Portland, Oregon
    omitted]   Age:  66
               Director since: 1984
               Board Committees: Executive, Pension, Retirement, Finance

          Mr. Ridgley served as President and Chief Executive Officer of the Company from January 1, 1985 until March 1, 1996 when he became Chairman of the Board and CEO. He retired as CEO on December 31, 1996 and as Chairman of the Board on February 28, 1999. He is a director of Kaiser Foundation Hospitals and the Kaiser Foundation Health Plan, and is a past Chairman of the Oregon Business Council, the American Gas Association, the Pacific Coast Gas Association and the Portland Area Chamber of Commerce. Mr. Ridgley serves as a director of the Oregon Independent College Foundation and the Oregon Chapter of The Nature Conservancy, and as a trustee of the Oregon Health Sciences Foundation. He is a graduate of Cornell University and the Harvard Law School.


               DWIGHT A. SANGREY

   [Picture    Business Development Consultant, Portland, Oregon
    omitted]   Age: 59
               Director since: 1992
               Board Committees: Environmental Policy (Chairman), Pension,
                                 Retirement

          Mr. Sangrey works in the development of new businesses, primarily in health care and information technologies. He has served as CEO of Santa Fe Technologies, Inc. and Fraction Biologics, LLC, and from 1988 until 1994 was President of the Oregon Graduate Institute of Science & Technology (OGI), and was Professor of Environmental Science and Engineering at OGI until 1995. He is a board member of Santa Fe Technologies, Inc., Airadvice, Inc., Pacific University and Saturday Academy, and also serves on several national education and science policy committees. Mr. Sangrey is a graduate of Lafayette College, the University of Massachusetts and Cornell University.

             MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE


                                    CLASS II

                               (TERM ENDING 2001)


               TOD R. HAMACHEK

   [Picture    Chairman and Chief Executive Officer, Penwest Pharmaceuticals
    omitted]   Company
               Patterson, New York
               Age: 54
               Director since: 1986
               Board Committees: Pension, Retirement, Organization and Executive
                                 Compensation (Chairman)

          Since October 1997, Mr. Hamachek has been Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company. Penwest, which was spun off from Penford Corporation in September 1998, is engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until August 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. He is a director of Penwest, The Seattle Times Company and The Blethen Corporation (the majority owner of The Seattle Times Company). Mr. Hamachek is a trustee and/or director of Williams College, Outward Bound, Inc., and the National Peace Garden Foundation. He is a graduate of Williams College and the Harvard Business School.


               WAYNE D. KUNI

   [Picture    Chairman, Kuni Enterprises, Beaverton, Oregon
    omitted]   Age:  69
               Director since: 1980
               Board Committees: Executive, Audit (Chairman), Finance,
                                 Organization and Executive Compensation

          Mr. Kuni is the founder, Chairman and principal shareholder of Kuni Enterprises, which owns Cadillac, Lexus, BMW and other automobile dealerships in Oregon, Colorado and California. He is a past President of the Oregon Automobile Dealers Association, the Portland Chamber of Commerce and the Arlington Club. He is a member of the Boards of Trustees of the Oregon Health Sciences Foundation, and serves on the Board of Keller Enterprises. He is Chairman Emeritus of the Board of Governors of the Portland Shriners Hospital. Mr. Kuni is a graduate in business administration from Kettering University, Flint, Michigan.

               MELODY C. TEPPOLA

   [Picture    Managing Partner, National Builders Hardware Company, Portland,
    omitted]   Oregon
               Age:  57
               Director since: 1987
               Board Committees: Executive, Pension, Retirement, Environmental
                                 Policy

          Ms. Teppola has been associated with National Builders Hardware Company, a regional and national distributor of builders hardware, woodworking machinery and decorative plumbing, since 1965, and a managing partner since 1975. Her community activities have focused on art, education and advocacy for women and children. She is a member of the Marquam Hill Steering Committee of the Oregon Health Sciences University, the Public Art Advisory Committee of the Regional Arts and Culture Council and the Advisory Board of the Port of Portland Mentor Program. She also serves as a director of the Bonnie Bronson Fund of the Oregon Community Foundation. Ms. Teppola is a Mills College graduate.


               RUSSELL F. TROMLEY

   [Picture    President and Chief Executive Officer, Tromley Industrial
    omitted]   Holdings, Inc., Tualatin, Oregon
               Age:  60
               Director since: 1994
               Board Committees: Audit, Finance

          Mr. Tromley has served as President and Chief Executive Officer of Tromley Industrial Holdings, Inc., since its formation in 1990. Tromley Industrial Holdings is involved in nonferrous metals alloying and distribution, the manufacture and sale of equipment for the foundry and steel industry, industrial equipment leasing and industrial and retail business property investments. Mr. Tromley is a past President of the Casting Industry Suppliers Association and of the Arlington Club, and is a non-lawyer arbitrator for, and a member of the House of Delegates of, the Oregon State Bar Association. He is a founding director of The Bank of the Northwest, and also serves as a director of the Evans Scholars Foundation and the Western Golf Association. He formerly served as a director of Canor Energy Ltd. Mr. Tromley attended the University of Washington and the Harvard Business School.

                                    CLASS III

                               (TERM ENDING 2002)


               MARY ARNSTAD

   [Picture    Former President and Chief Executive Officer, Broken Top, Inc.,
    omitted]   Bend, Oregon
               Age:  51
               Director since: 1992
               Board Committees: Audit, Environmental Policy

          From January 1998 until October 1999, Ms. Arnstad served as President and CEO of Broken Top, Inc., a residential community and golf club development located in Bend, Oregon. In 1997, she established Arnstad Accommodations, Inc., a hospitality company based in Portland, to undertake hotel projects in the Pacific Northwest. In 1988, she became President of the Heathman Hotel and in 1992 became President of The Heathman Management Group, Inc., which owns and operates the Heathman Hotel, located in Portland, The Greenwood Inn in Beaverton, Oregon, and other hotels in the region. Ms. Arnstad formerly served as Vice Chairman of the Board of Directors of Preferred Hotels and Resorts Worldwide, and is on the governing board of the Northwest Business Committee for the Arts. She also serves on the Board of Directors of Telos Development Company, based in Salem, Oregon. In 1996, Ms. Arnstad was appointed Oregon Tourism Commissioner. She is a graduate of Wittenberg University.


               THOMAS E. DEWEY, JR.

   [Picture    Member, McFarland Dewey & Co., LLC, New York, New York
    omitted]   Age: 67
               Director since: 1986
               Board Committees: Finance (Chairman), Audit

          Since 1989, Mr. Dewey has been a general partner (now member) in the investment banking firm of McFarland Dewey & Co. (now McFarland Dewey & Co.,
LLC), which provides clients with independent financial advice, including advice on corporate financial strategies and recapitalization proposals. He is also a director of Genelabs Technologies, Inc., and Chairman Emeritus of Lenox Hill Hospital, and formerly served as a member of the Board and as Vice Chairman of New York City Housing Development Corporation. Mr. Dewey is a graduate of Princeton University and the Harvard Business School.

               RICHARD G. REITEN

   [Picture    President and Chief Executive Officer of the Company, Portland,
    omitted]   Oregon
               Age: 60
               Director since: 1996
               Board Committee: Executive

          Mr. Reiten joined the Company as President and Chief Operating Officer and was elected to the Board effective March 1, 1996. He was elected President and Chief Executive Officer effective January 1, 1997. From August 1992 through December 1995, Mr. Reiten served as President and Chief Operating Officer of Portland General Electric Company (PGE) after having served as President of PGE's parent company, Portland General Corporation (PGC), from January 1989 through 1992. He also served as a director of PGC from 1983 to 1987 and from 1990 to 1995 when he retired from PGE. He is a director of U.S. Bancorp, Regence BlueCross and BlueShield of Oregon, The Regence Group and Aegis Insurance Services. He serves on the boards of the American Gas Association, the Pacific Coast Gas Association, the United Way and The Nature Conservancy of Oregon. He is a past General Chairman of the United Way campaign for Portland and a past Chairman of both the Portland Metropolitan Chamber of Commerce and the Association for Portland Progress. Mr. Reiten is a graduate of the University of Washington and the executive and board of directors programs at the Stanford Business School.


               BENJAMIN R. WHITELEY

   [Picture    Chairman and CEO, Retired, Standard Insurance Company, and Lead
    omitted]   Director of the Company, Portland, Oregon
               Age:  70
               Director since: 1989
               Board Committees: Executive (Chairman), Organization and
                                 Executive Compensation

          Mr. Whiteley is Chairman and CEO, Retired, of Standard Insurance Company. He served as Standard's President and Chief Executive Officer from 1983 to 1993; as its Chairman of the Board and Chief Executive Officer from 1993 to 1994; and as Chairman of the Board from 1994 until his retirement in March 1998. He is also a director of Standard Insurance Company, The Greenbrier Companies and Willamette Industries, Inc., and formerly served as Chairman of the Board of Canor Energy Ltd. He has served as Lead Director of the Company's Board of Directors since September 1994. Mr. Whiteley has been active in numerous civic organizations and currently serves on the boards of Pacific University, the Oregon State University Foundation, the Oregon Business Council, the Oregon Community Foundation and the St. Vincent Medical Foundation. He is a graduate of Oregon State University, the University of Michigan and the advanced management program at the Harvard Business School.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES:

          There are seven standing committees of the Board: the Audit, Retirement, Pension, Organization and Executive Compensation, Environmental Policy, Finance and Executive Committees.

          The Audit Committee is comprised of directors Arnstad, Dewey, Kuni, Pape and Tromley, each of whom is an outside director. The Committee approves the work program of the Company's internal audit staff and reviews the corporate audit and other internal accounting control matters with the independent certified public accountants elected by the shareholders. It reports regularly to the Board. The Committee held four meetings during 1999.

          The Retirement Committee and the Pension Committee oversee the administration of the Company's two defined benefit plans, the Retirement Plan for Non-Bargaining Unit Employees and the Retirement Plan for Bargaining Unit Employees. The Retirement Committee consists of directors Hamachek, Keller, Ridgley, Sangrey and Teppola. These directors, together with a representative chosen by the bargaining unit members, also constitute the Pension Committee. The two Committees met four times during 1999.

          The Organization and Executive Compensation Committee, which is comprised of directors Hamachek, Keller, Kuni and Whiteley, each of whom is an outside director, reviews the performance of executive officers, considers executive compensation survey data in making recommendations to the Board relating to the Company's executive compensation program and benefit plans and administers the 1985 Stock Option Plan. This Committee also makes recommendations to the Board on organization and executive succession matters. Three meetings of this Committee were held during 1999.

          The Environmental Policy Committee develops and recommends to the Board appropriate environmental policies and advises the Board concerning the status of the Company's compliance with environmental regulations. The Committee is comprised of directors Arnstad, Pape, Sangrey and Teppola. This Committee held three meetings in 1999.

          The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to the Company's financing programs, financial policy matters and material regulatory issues. The Committee consists of directors Dewey, Kuni, Pape, Ridgley and Tromley. The Committee held three meetings in 1999.

          The Executive Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of the Company, except as otherwise may be provided by law. This Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. Shareholders' suggestions for director-nominees may be submitted to the Secretary of the Company for consideration by the Executive Committee. The Company's Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Secretary of the Company on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting. This Committee, which is comprised of directors Keller, Kuni, Reiten, Ridgley, Teppola and Whiteley, held one meeting in 1999.

          In 1994, the Board created the position of Lead Director and elected Mr. Whiteley to the position. The Lead Director consults with the Chief Executive Officer on Board organization matters, including the selection of committee members and chairs. The Lead Director also chairs meetings of the Executive Committee and regularly scheduled meetings of outside directors, which are held at least twice each year, and coordinates the periodic evaluation by outside directors of the Board's performance.

          Directors who are not employees of the Company receive an annual retainer of $10,000, a fee of $1,000 for each Board meeting attended and a fee of $800 for each Committee meeting attended. In addition, a $3,000 annual retainer is paid to each Committee chair, except the chair of the Executive Committee/Lead Director who is paid $2,000 per month for his services in these capacities. Non-employee directors who serve as directors of NNG Financial Corporation, a wholly-owned subsidiary of the Company, also receive a fee of $250 for each Board meeting of NNG Financial Corporation attended. Non-employee directors who previously served as directors of Canor Energy Ltd., formerly a majority-owned subsidiary of the Company, received an additional fee of $750 for each board meeting of Canor Energy Ltd. attended and an annual retainer of $5,000. The former Chairman of the Board of Canor received an additional $1,500 annual retainer.

          Under an agreement entered into in September 1994, Mr. Ridgley, formerly President and CEO of the Company, was paid $10,000 per month for his services as Chairman of the Board and consultant from March 1997 through February 1999 when he retired as Chairman of the Board. During this period, the Company also provided Mr. Ridgley the continued use of a Company automobile and reimbursed him for the payment of certain club dues and assessments. Upon his retirement as Chairman of the Board, the Board presented Mr. Ridgley with the Company automobile, then valued at about $19,000, as a gift.

          During 1999, there were eight meetings of the Company's Board, two meetings of the Boards of the above-mentioned subsidiaries and a total of 18 committee meetings. No director attended fewer than 75 percent of the total meetings of the Board and subsidiary Boards or committees on which he or she served.

DIRECTORS DEFERRED COMPENSATION PLAN

          Directors may elect to defer the receipt of all or a part of their directors' fees under the Company's Directors Deferred Compensation Plan. At the director's election, deferred amounts may be credited to either a "cash account" or a Company "stock account." If deferred amounts are credited to stock accounts, such accounts are credited with a number of shares based on the purchase price of Common Stock on the next purchase date under the Company's Dividend Reinvestment and Stock Purchase Plan, and such accounts are credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited with interest quarterly at a rate equal to the annual rate of interest paid on 30-year U.S. Treasury securities plus three percentage points, subject to a six percent minimum rate. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed ten years, or in a combination of lump sum and installments.

          The Company's obligations under the Plan are unfunded and benefits will be paid either from the general funds of the Company or from the Umbrella Trust for Directors which has been established for this Plan. With respect to the cash accounts, the Company has purchased life insurance policies on the lives of the participants, the proceeds from which will be used to reimburse the Company for the payment of cash benefits from the Plan. This insurance is designed so that, if the assumptions made as to mortality experience, policy dividends and other factors are realized, insurance policy proceeds paid to the Company will be at least equal to all the premium payments and cash benefits paid under the Plan. The cost of any one individual participant cannot be properly allocated or determined because of overall Plan assumptions. In addition, the Company has contributed cash and Common Stock to the trustee of the Umbrella Trust such that the Umbrella Trust holds the number of shares of Common Stock equal to the number of shares credited to all directors' stock accounts. Shares so held will be used to fund the Company's obligation to pay out the stock accounts.

          The Company may from time to time transfer other assets to the trustee of the Umbrella Trust to hold in trust for the benefit of Plan participants. The Company's obligations under the Plan are not limited to trust assets, and Plan participants will have a claim against the Company for any payments not made by the trustee. The Company instructs the trustee as to the investment of the trust's assets and the trustee's fees and expenses are paid by the Company.

          Upon the occurrence of certain events, such as a change in control of the Company, termination of the Plan or the failure by the Company to provide the trust with adequate funds to pay current benefits, the Company may be required under the terms of the trust to contribute to the trust annually the amount by which the present value of all benefits payable under the Plan exceeds the value of the trust's assets.

NON-EMPLOYEE DIRECTORS STOCK COMPENSATION PLAN

          Non-employee directors of the Company are awarded approximately $50,000 worth of the Company's Common Stock upon joining the Board pursuant to the Company's Non-Employee Directors Stock Compensation Plan. These initial awards vest in monthly installments over the five calendar years following the award. On January 1 of each year thereafter, non-employee directors are awarded an additional $10,000 of Common Stock which vests in monthly installments in the fifth year following the award (after the previous award has fully vested). All awards vest immediately upon a change in control of the Company. Unvested shares are forfeited if the recipient ceases to be a director. The shares awarded are purchased in the open market by the Company at the time of award. Directors may elect to defer unvested shares into their stock accounts under the Directors Deferred Compensation Plan. Certificates representing a director's vested shares are not delivered to the director until after the director leaves the Board.

DIRECTORS RETIREMENT BENEFIT

          On January 1, 1998, in connection with the termination of a prior retirement benefit for directors and in lieu of that benefit, the Company credited a number of shares of Company Common Stock to a stock account under the Directors Deferred Compensation Plan for each then current director. If such a director retires from the Board at age 72 or older with 10 or more years of service as a director or if the director earlier dies or becomes disabled or if there is an earlier change in control of the Company, the Company is obligated to deliver to the director (or to his or her beneficiary) the number of shares credited to the account, plus an additional number of shares based on reinvested dividends credited to the account over time. Concurrently with the creation of the stock accounts, the Company contributed to the Umbrella Trust for Directors a number of shares of the Company's Common Stock equal to the number of shares credited to directors' accounts. Such stock is held in the Umbrella Trust and will be used to fund the Company's obligation to pay out the stock accounts. The number of shares of Common Stock in the retirement benefit stock account of each director at December 31, 1999 was: Mary Arnstad, 527; Thomas E. Dewey, Jr., 1,697; Tod R. Hamachek, 651; Richard B. Keller, 2,349; Wayne D. Kuni, 1,990; Randall C. Pape, 491; Richard G. Reiten, 1,078; Robert L. Ridgley, 1,569; Dwight
A. Sangrey, 1,002; Melody C. Teppola, 806; Russell F. Tromley, 1,002; and Benjamin R. Whiteley, 2,160.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership and changes in ownership of Company Common Stock with the Securities and Exchange Commission. The Company is required to disclose in this proxy statement any late filings of those reports made by its directors and executive officers during 1999. Based solely upon a review of the copies of such reports furnished to it and written representations that no other such reports were required, the Company believes that during 1999 all directors and executive officers, other than director Mary Arnstad, timely filed all such required reports. Ms. Arnstad filed a late report relating to the sale of 100 shares of Company stock in December 1999.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

          Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of February 29, 2000 (except as otherwise noted) by all directors and nominees, each of the executive officers named in the Summary Compensation Table on page 14 and all directors and executive officers as a group.

                                                         PERCENT OF OUTSTANDING
     NAME OF BENEFICIAL OWNER      NUMBER OF SHARES 1        COMMON STOCK
     ------------------------      ----------------      ----------------------

     Mary Arnstad                        6,283    2              *
     Bruce R. DeBolt                    25,015    3              *
     Thomas E. Dewey, Jr.                6,351    4              *
     Mark S. Dodson                     14,666    5              *
     Dwayne L. Foley                    30,240    6              *
     Tod R. Hamachek                     8,587    7              *
     Richard B. Keller                  18,705    8              *
     Wayne D. Kuni                      13,475    9              *
     Michael S. McCoy                   38,218    10             *
     Randall C. Pape                     6,668    11             *
     Richard G. Reiten                  85,578    12             *
     Robert L. Ridgley                  28,903    13             *
     Dwight A. Sangrey                   5,187    14             *
     Melody C. Teppola                   6,705    15             *
     Russell F. Tromley                  7,998    16             *
     Benjamin R. Whiteley                9,698    17             *

     All directors and officers as     365,836    18            1.5
     a group (21 in number)

*         The total for each individual is less than 1.0 percent.

1 Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power.

2 Includes 1,866 shares subject to forfeiture under the Non-Employee Directors Stock Compensation Plan (NEDSCP), 1,956 shares credited to a stock account under the Directors Deferred Compensation Plan (DDCP) and 1,300 shares held in an Individual Retirement Account (IRA).

3 Includes 10,708 shares held jointly with wife and 11,391 shares which Mr. DeBolt has the right to acquire within 60 days through the exercise of options under the 1985 Stock Option Plan (1985 SOP).

4 Includes 1,809 shares subject to forfeiture under the NEDSCP and 2,876 shares credited to a stock account under the DDCP.

5 Includes 3,400 shares which Mr. Dodson has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

6 Consists of 11,465 shares held jointly with wife and 18,775 shares which Mr. Foley has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

7 Includes 1,809 shares subject to forfeiture under the NEDSCP and 4,143 shares credited to a stock account under the DDCP.

8 Includes 427 shares subject to forfeiture under the NEDSCP, 9,000 shares held by Keller Enterprises, and 3,538 shares credited to a stock account under the DDCP.

9 Includes 1,124 shares subject to forfeiture under the NEDSCP, 4,836 shares held in trust, and 5,846 shares credited to a stock account under the DDCP.

10 Consists of 10,663 shares held indirectly by Mr. McCoy under the Retirement K Savings Plan (RKSP) at February 15, 2000, 9,530 shares held jointly with wife and 18,025 shares which Mr. McCoy has the right to acquire within 60 days through the exercise of options under the 1985 SOP.

11 Includes 1,882 shares subject to forfeiture under the NEDSCP and 2,781 shares credited to a stock account under the DDCP.

12 Includes 14,774 shares held indirectly by Mr. Reiten under the RKSP at February 15, 2000, 59,500 shares which Mr. Reiten has the right to acquire within 60 days through the exercise of options under the 1985 SOP and 1,094 shares credited to a stock account under the DDCP.

13 Includes 1,902 shares subject to forfeiture under the NEDSCP and 2,834 shares credited to a stock account under the DDCP.

14 Includes 1,866 shares subject to forfeiture under the NEDSCP and 2,175 shares credited to a stock account under the DDCP.

15 Includes 1,809 shares subject to forfeiture under the NEDSCP, 2,129 shares held in trust, and 1,972 shares credited to a stock account under the DDCP.

16 Includes 1,809 shares subject to forfeiture under the NEDSCP, 2,170 shares credited to a stock account under the DDCP and 24 shares held by wife in an IRA.

17 Includes 768 shares subject to forfeiture under the NEDSCP and 5,298 shares credited to a stock account under the DDCP.

18 Includes 53,553 shares of which 9,023 shares are held jointly with spouses, 254 shares are held as custodian for minor children, 11,269 shares are held indirectly under the RKSP at February 15, 2000 and 31,233 shares which the executive officers not named above have the right to acquire within 60 days through the exercise of options under the 1985 SOP.

                             EXECUTIVE COMPENSATION

          Shown below is information concerning the annual and other compensation for services in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997, of those persons who were, during 1999 and at December 31, 1999 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the Named Executive Officers):

                           SUMMARY COMPENSATION TABLE


                                                                        LONG-TERM
                                          ANNUAL COMPENSATION          COMPENSATION
                                      -------------------------------  ------------
                                                            OTHER       SECURITIES
 NAME AND PRINCIPAL                                         ANNUAL       UNDERLYING    ALL OTHER
     POSITION                YEAR     SALARY    BONUS   COMPENSATION 1    OPTIONS     COMPENSATION 2
-------------------------- -------- --------- --------- -------------- ------------- ---------------
Richard G. Reiten            1999   $405,004   $190,500       $9,300           0         $7,900
President and Chief          1998    391,670          0       11,929      10,000         10,137
  Executive Officer          1997    367,500    115,200            0           0         14,188


Bruce R. DeBolt              1999    206,504     71,300          785          0           4,030
  Senior Vice President      1998    200,520          0        4,872      5,000           5,076
  and Chief Financial        1997    194,500     53,300            0          0           8,608
  Officer

Mark S. Dodson               1999    179,175     62,800            0          0           3,500
  Senior Vice President      1998    175,008          0       19,533      5,000           3,770
  and General Counsel        1997     51,717     13,500            0          0           1,034
  (became an officer on
  September 15, 1997)

Dwayne L. Foley              1999    192,504     38,500            0          0           2,888
  Senior Vice President      1998    191,870          0       23,216      5,000           4,781
                             1997    188,084     47,200            0          0           4,468

Michael S. McCoy             1999    197,504     69,300          692          0           3,700
  Executive Vice President   1998    183,354          0       27,111      5,000           4,701
                             1997    174,254     51,700            0          0           4,236


     1 Amounts shown for Messrs. Reiten and DeBolt for the years 1998 and 1999 and the amount shown for Mr. McCoy for the year 1999 represent the employee portion of the Medicare Hospital Insurance Tax liability paid by the Company on the present value increase in those years of their benefits under the Executive Supplemental Retirement Income Plan, together with an additional payment relating to income tax payable by such officers in respect of the payments made by the Company. The amounts shown for Messrs. Dodson, Foley and McCoy for the year 1998 include $0, $3,861 and $5,196, respectively, for the payment of the tax liabilities discussed in the preceding sentence and $15,480 each for the payment of automobile allowances.

     2 Amounts for the year 1999 include Company matching amounts contributed or accrued for the year 1999 for the Named Executive Officers under the Company's Executive Deferred Compensation Plan ($4,700 for Mr. Reiten, $830 for Mr. DeBolt, $300 for Mr. Dodson, $2,888 for Mr. Foley and $3,700 for Mr. McCoy) and its Retirement K Savings Plan ($3,200 each for Messrs. Reiten, DeBolt and Dodson, and $0 each for Messrs. Foley and McCoy).

                        OPTION GRANTS IN LAST FISCAL YEAR

          No stock options were granted to the Named Executive Officers during 1999.


         AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

          Shown below is information with respect to options to purchase shares of the Company's Common Stock exercised in 1999 and unexercised options granted under the 1985 Stock Option Plan to the Named Executive Officers and held by them at December 31, 1999.


                                           NO. OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                      NO. OF                  UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS
                      SHARES                    DECEMBER 31, 1999           AT DECEMBER 31, 1999
                   ACQUIRED ON    VALUE    --------------------------    ----------------------------
NAME                 EXERCISE    REALIZED  EXERCISABLE  UNEXERCISABLE 1  EXERCISABLE 2  UNEXERCISABLE
-----------------  ------------  --------  -----------  -------------    -----------    -------------
Richard G. Reiten      0         $   0        56,500       6,000           $53,419        $  0
Bruce R. DeBolt        0             0         9,691       3,300             7,631           0
Mark S. Dodson         0             0         1,700       3,300                 0           0
Dwayne L. Foley        0             0        17,075       3,300             7,631           0
Michael S. McCoy       0             0        16,325       3,300             7,631           0



     1 Unexercisable options are those options that have not vested. Of the options shown, approximately one-half became exercisable on January 1, 2000 and the remainder will become exercisable on January 1, 2001.

     2 Represents the difference between the option exercise prices for in-the-money options and the closing price of $21.9375 for the Company's Common Stock as quoted on the Nasdaq Stock Market on December 31, 1999 times the number of options. Options granted in 1994 and 1998 were not in-the-money at year-end 1999.

                         REPORT OF THE ORGANIZATION AND
                        EXECUTIVE COMPENSATION COMMITTEE
                      ON EXECUTIVE MANAGEMENT COMPENSATION


EXECUTIVE COMPENSATION PRINCIPLES

          The Company's executive compensation program is administered by the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which is comprised of directors Hamachek, Keller, Kuni and Whiteley, each of whom is an outside director. The program is designed to attract, motivate and retain talented executives critical to the achievement of the Company's long-term business strategy, its annual goals and objectives, the enhancement of shareholder value, and the implementation of corporate values. The program seeks to do this by:

o Tieing a portion of each executive's total compensation to the achievement of previously-established annual performance goals.

o Aligning executives' long-term interests with those of the Company's shareholders by encouraging ownership of the Company's Common Stock.

o Providing total compensation, including base salary and incentive compensation, which is competitive with that of other utilities and service and industrial companies of comparable size and circumstances.

EXECUTIVE COMPENSATION COMPONENTS

          There are three primary components of the Company's executive compensation program - annual base salary, annual incentive cash bonuses and long-term stock options.

BASE SALARIES

          Base salaries paid to executives are established by the Board of Directors upon the recommendation of the Committee based, in part, on market salary analyses prepared by the Company's independent compensation consultant. This same methodology is used for all non-bargaining unit employees. These analyses include salary data for comparable executive positions of electric and gas utilities as well as service and industrial companies of approximately the same size in terms of total revenues located throughout the United States. The gas utility portion of the analysis includes data from the American Gas Association executive compensation survey, which includes substantially the same companies that comprise the EdwardJones Natural Gas Distribution Index appearing on the performance graph (page 20). The Committee uses this information as a guide to establish base salaries that are competitive with those paid to executives in similar positions in comparable companies. Generally, it is the Committee's policy to target executives' base salaries at a level equivalent to the 50th percentile for base salaries for comparable positions included in the consultant's analyses. Each executive's targeted salary level may be adjusted, at the discretion of the Committee, on the basis of such executive's performance and potential, as well as changes in duties and responsibilities. Executives' salaries are reviewed by the Committee annually.

EXECUTIVE ANNUAL INCENTIVE PLAN

          The Company's Executive Annual Incentive Plan is intended to advance the interests of the Company and its shareholders by means of an incentive cash bonus program which will motivate key executives to achieve previously-established annual performance goals. The amounts to be paid if these goals should be achieved, when added to base salaries, are intended to place the Company's executives' compensation at between the 50th and 75th percentiles of total cash compensation for comparable positions included in the consultant's analyses.

          Participation in the Plan currently is limited to 10 executive officers designated by the Board. The payment of awards under this Plan is contingent upon meeting predetermined individual and Company performance goals.

          At the beginning of each year, weighted performance goals are established. At year-end, performance is measured against these goals. The results are considered by the Committee in determining the amounts, if any, to be awarded.

          The amounts of these awards are based on a formula which reflects an allocation between Company and individual performance criteria. The allocation depends upon each executive's ability to influence corporate performance. Depending upon position, performance and the other factors considered by the Committee, an executive can earn from 20% to 40% of base salary if the prescribed Company and individual performance goals are met, or up to 30% to 60% of base salary if these goals are exceeded.

          Performance goals established for 1999 focused on strengthening the Company's financial position. These included the achievement of: (1) net income in an amount which the Committee determined would demonstrate above average performance; (2) a weighted average ranking for return on equity over a two-year period which would exceed a base level among a peer group of other gas utilities; and (3) several operating goals related to return on new residential customers, customer satisfaction improvement, market share and productivity in serving customers. In combination, these goals measured the Company's performance in terms of its overall profitability, its financial performance, the reduction of costs and the achievement of greater efficiency. In determining the awards, the Committee used a performance matrix which accorded 50% to net income and 25% to each of the other two goals. The grant of any award for 1999 was conditioned upon the Company's 1999 net income exceeding a percentage of the target designated in advance by the Board and being sufficient to cover the payment of all dividends.

1985 STOCK OPTION PLAN

          The long-term component of the Company's executive compensation program consists of the 1985 Stock Option Plan. Stock options enable executives to benefit from increases in the price of the Company's Common Stock, thereby aligning their interests with those of the other common shareholders.

          The Company has not made grants under the Plan on an annual basis and no options were granted to the Named Executive Officers in 1999. When grants are made, the number of options granted is not based upon a predetermined formula, but rather upon the Committee's judgment as to how many options will provide meaningful incentives to executives. The number of options to be granted is based on a consideration of factors that include the number of shares available for grant under the Plan, the number of options previously granted and the number of shares then owned by each Named Executive Officer in relation to a targeted objective for stock ownership by executives.

CEO COMPENSATION

          Compensation paid to Richard G. Reiten for the year 1999, as President and Chief Executive Officer, consisted of his base salary and an incentive bonus. Mr. Reiten's 1999 compensation reflects a 3% increase in his base salary effective as of March 1, 1999, which was deemed by the Committee and the Board to be appropriate to maintain the competitiveness of his base salary. His compensation also reflects a cash bonus of $190,500 under the Executive Annual Incentive Plan. The award of the bonus for 1999, which is equal to 46.8% of Mr. Reiten's 1999 base salary, was based on the Committee's evaluation of Mr. Reiten's performance in relation to the achievement of the 1999 financial goals and the partial achievement of the operating goals described above. For 1999, the Company reported earnings of $1.70 a diluted share and net income applicable to common stock of $42.8 million. These 1999 results exceeded the financial performance goals established for the year. For 1999, the Company's return on equity of 10.1% ranked 14th among 24 comparable companies. Combined with the return on equity in 1998, the Company's weighted two-year ranking for return on equity was 16th within this group. The Committee determined that the achievements made with respect to these performance goals, together with the partial achievement of the operating goals discussed above, warranted the bonus awarded to Mr. Reiten for 1999.

DEDUCTIBILITY OF COMPENSATION

          Section 162(m) of the Internal Revenue Code of 1986, as amended (the
Code), generally limits to $1 million per person the amount that the Company may deduct for compensation paid in any year to any individual who, on the last day of the taxable year, is its chief executive officer or is among its four highest compensated officers (other than the chief executive officer). Certain exceptions to this limitation apply to so-called "performance-based compensation." The Company does not expect the sum of the base salary, annual cash incentive bonus and other relevant compensation paid to any executive officer to exceed $1 million in any year. In the event that in the future the Company determines that an executive's annual compensation may approach or exceed this limitation, it will consider the use of this exception to the limitation under Code Section 162(m) as it has in the case of stock options as described below.

          It is the Company's policy generally to grant options that meet the requirements of the Code and the regulations thereunder so that any such compensation recognized by an optionee will be fully deductible performance-based compensation. In May 1995, the shareholders approved an amendment to the 1985 Stock Option Plan to comply with the performance-based compensation requirements of Code Section 162(m) so that compensation received on the exercise of options granted under this Plan would not be subject to the

$1 million limitation. The 1985 Stock Option Plan is proposed to be reapproved by the shareholders to continue to comply with the performance-based compensation regulations under Code Section 162(m) (see Item 2, below). In February 1996, the Committee determined that option grants would henceforth generally be Non-Statutory Stock Options for which the Company will receive a tax deduction upon exercise.


                                        Tod R. Hamachek, Chair
                                        Richard B. Keller
                                        Wayne D. Kuni
                                        Benjamin R. Whiteley

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

          Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P SmallCap 600 Index (S&P SmallCap 600) and the EdwardJones Natural Gas Distribution Index (NGDI) for the period of five years commencing December 31, 1994 and ended December 31, 1999.




                                [GRAPH OMITTED}




                    1994      1995      1996      1997      1998      1999
----------------- --------- --------- --------- --------- --------- ---------
NW NATURAL         $100.00   $118.30   $135.93   $184.18   $160.79   $143.26
S&P SmallCap 600   $100.00   $129.90   $157.55   $197.82   $195.18   $217.66
EdwardJones NGDI   $100.00   $130.50   $148.25   $192.57   $206.63   $198.99


* Total return assumes reinvestment of dividends at the end of the month during which they were paid.

**EdwardJones Natural Gas Distribution Index is comprised of the following companies: AGL Resources Inc., Atmos Energy Corp., Berkshire Energy Resources, Cascade Natural Gas Corp., Connecticut Energy Corp., Corning Natural Gas Corp., CTG Resources Inc., Delta Natural Gas Co. Inc., Energy West Inc., EnergyNorth Inc., EnergySouth Inc., Fall River Gas Co., Indiana Energy Inc., Laclede Gas Co., New Jersey Resources, Northwest Natural Gas Co., NUI Corp., Peoples Energy Corp., Piedmont Natural Gas Co., Providence Energy Corp., Public Service Co. of N.C., RGC Resources Inc., South Jersey Industries, Southern Union Co., Washington Gas Light Co., Yankee Energy Systems Inc.

PENSION PLANS

          The following table shows the estimated annual retirement benefit payable upon retirement at age 65 as a straight life annuity (net of Social Security offset) to the Company's executive officers under the Company's defined benefit plans: the qualified Retirement Plan for Non-Bargaining Unit Employees, the Executive Deferred Compensation Plan supplemental benefit and the Executive Supplemental Retirement Income Plan (ESRIP). Optional forms of payment, including joint and survivor forms, are available, subject to an actuarial adjustment in the amount of payment.


                               PENSION PLAN TABLE


   COMPENSATION                        YEARS OF SERVICE
  ---------------  ---------------------------------------------------------
                        10              15           20          25 or more
                        --              --           --          ----------

    $ 150,000       $ 47,700       $  80,300      $ 84,000       $  87,800
      200,000         69,400         112,800       117,800         122,800
      250,000         91,000         145,300       151,500         157,800
      300,000        112,700         177,800       185,300         192,800
      350,000        134,300         210,300       219,000         227,800
      400,000        156,000         242,800       252,800         262,800
      450,000        177,600         275,300       286,500         297,800
      500,000        199,300         307,800       320,300         332,800
      550,000        220,900         340,300       354,000         367,800
      600,000        242,600         372,800       387,800         402,800
      650,000        264,200         405,300       421,500         437,800


          For purposes of the ESRIP, "compensation" consists of the average of the annual salary and bonus paid to a plan participant by the Company for the highest three compensation years in the last 10 years prior to retirement.

          The credited years of service under the ESRIP for Messrs. Reiten, DeBolt, Dodson, Foley and McCoy are 12 years, 20 years, 2 years, 32 years and 30 years, respectively. For purposes of the ESRIP, Mr. Reiten was granted an additional 8 years of past service credit which are included in years of service shown. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will receive three additional years of service credit for ESRIP purposes.

          ESRIP benefits are 50% vested after five years of service and become vested for an additional 10% for each additional year of service until fully vested after 10 years of service. A participant who becomes entitled to severance benefits under his or her executive severance agreement in connection with a change in control of the Company will be fully vested regardless of years of service.

ITEM 2 - PROPOSED REAPPROVAL OF THE 1985 STOCK OPTION PLAN

          In 1985, the Board of Directors adopted and the shareholders approved the Company's 1985 Stock Option Plan (the Plan). In 1995, the Board of Directors adopted, and the shareholders approved, an amendment to increase to 800,000 the number of shares of the Company's Common Stock available for issuance under the Plan. As a result of the Company's 3-for-2 stock dividend in 1996, there are now a total of 1,200,000 shares of the Company's Common Stock that have been reserved for issuance under the Plan.

          The Board proposes that the shareholders reapprove the Plan, specifically including reapproval of the 75,000 share annual per-employee limit on option grants under the Plan. This reapproval is required every five years for continued compliance with the performance-based compensation regulations under Section 162(m) of the Code. See "Tax Consequences." Pursuant to provisions of the Plan regarding adjustments for changes in capital structure, the limit was increased from 50,000 to 75,000 as a result of the Company's 3-for-2 stock dividend in 1996.

          The purpose of the Plan is to enable the Company to attract and retain experienced and able employees and to provide additional incentive to these employees to exert their best efforts for the Company and its shareholders. Reapproval of the Plan will allow the Company to continue to grant Incentive Stock Options and Non-Statutory Stock Options to officers and other key employees. The material terms of the Plan are described below, and a complete copy of the Plan is attached to this Proxy Statement as Appendix A. The following description is qualified in its entirety by reference to Appendix A. All capitalized terms have the meaning set forth in the Plan.

ADMINISTRATION

          The Board of Directors has delegated authority to administer the Plan to the Organization and Executive Compensation Committee of the Board of Directors (the Committee) which consists of four outside directors as defined in the regulations under Section 162(m) of the Code. All determinations of the Committee are conclusive.

ELIGIBILITY

          Only officers and other key employees of the Company whom the Committee has determined will perform services of special importance to the Company in the management, operation and development of its business are eligible for receipt of options granted under the Plan.

SHARES AVAILABLE

          Subject to the provisions of the Plan regarding adjustments for changes in capital structure, no more than 1,200,000 shares of authorized but unissued or reacquired Common Stock may be issued pursuant to the Plan. Any shares of Common Stock subject to an option that are not issued before the expiration of the option will again be available for award under the Plan.

INCENTIVE STOCK OPTIONS

          The Plan authorizes the Committee to grant Incentive Stock Options, as defined under Section 422 of the Code, on terms and conditions it deems appropriate, subject to the following: (1) the option price per share may not be less than 100% of the fair market value of the Common Stock when the option is granted; (2) the term of the option may not exceed ten years; (3) the purchase price of Common Stock on exercise of an option will be paid in cash or by surrender to the Company of shares of previously acquired Common Stock held for one year or more valued at fair market value on the date of the option exercise;
(4) unless otherwise determined by the Committee, an option will expire on the earlier of (i) the expiration of the term for which it was granted, (ii) 12 months after termination of an optionee's employment due to death or physical disability, or (iii) three months after termination of an optionee's employment for any reason other than death or physical disability; (5) no optionee may be granted options for more than 75,000 shares of Common Stock in any fiscal year; and (6) the aggregate fair market value (determined on the date of grant) of shares for which Incentive Stock Options become exercisable for the first time by an optionee in any calendar year shall not exceed $100,000. No monetary consideration is received by the Company for the granting of options. On March 15, 2000, the closing price of the Common Stock on the Nasdaq Stock Market was $18.69 per share.

NON-STATUTORY STOCK OPTIONS

          The Committee may also grant Non-Statutory Stock Options. The option price may not be less than 100% of the fair market value of the Common Stock when the option is granted. The term of the option may not exceed ten years plus seven days, the purchase price will be paid as described in clause (3) above, the option will expire as described in clause (4) above, and the number of shares covered by options granted to any one employee in any fiscal year will be limited as described in clause (5) above.

EXERCISE OF OPTIONS

          Generally, no option when granted under the Plan may, by its terms, be exercisable during the first year following the date it is granted. Thereafter, options may be exercised as prescribed by the Committee and stated in the option.

AMENDMENT OR TERMINATION

          The Board of Directors may alter, amend, suspend or terminate the Plan at any time but may not, without shareholder approval, adopt any alteration or amendment that would: (1) increase the total number of shares of Common Stock that may be purchased under the Plan, unless the increase results from a recapitalization, stock split, stock dividend, or other change in the capital structure of the Company; (2) change the minimum purchase price at which options may be granted; (3) increase the maximum option period; or (4) materially modify the requirements for eligibility for participation in the Plan. Unless earlier terminated by the Board of Directors, the Plan will continue in effect until options have been granted and exercised with respect to all shares reserved for the Plan; provided, however, that no Incentive Stock Options may be granted under the Plan on or after February 23, 2005.

TAX CONSEQUENCES

          The principal federal tax consequences to participants and the Company of the grant and exercise of Incentive Stock Options and Non-Statutory Stock Options pursuant to the Plan are summarized below.

          Incentive Stock Options. Under federal income tax law currently in
          -----------------------
effect, an optionee recognizes no income upon grant or exercise of an Incentive Stock Option. Federal income tax upon any gain resulting from exercise of an Incentive Stock Option is deferred until the optioned shares are sold by the optionee. However, the gain resulting from the exercise of an Incentive Stock Option is included in the alternative minimum taxable income of the optionee and may, under certain conditions, be taxed under the alternative minimum tax.

          If an optionee exercises an Incentive Stock Option and does not dispose of any of the optioned shares within two years following the date of grant and within one year following the date of exercise, then any gain upon subsequent disposition will be treated as long-term capital gain for federal income tax purposes. If an optionee disposes of shares acquired upon exercise of an Incentive Stock Option before the expiration of either the one-year or the two-year holding period, any amount realized will be taxable for federal income tax purposes as ordinary income in the year of such disqualifying disposition to the extent that the lesser of the fair market value of the shares on the exercise date or the fair market value of the shares on the date of disposition exceeds the exercise price.

          The Company will not be allowed any deduction for federal income tax purposes either at the time of the grant or exercise of an Incentive Stock Option. Upon any disqualifying disposition by an optionee, the Company will generally be entitled to a deduction to the extent the optionee realizes ordinary income.

          Non-Statutory Stock Options. Under federal income tax law presently in
          ---------------------------
effect, no income is realized by the grantee of a Non-Statutory Stock Option until the option is exercised. At the time of exercise of a Non-Statutory Stock Option, the optionee will realize ordinary income, and the Company will generally be entitled to a deduction, in the amount by which the market value of the shares subject to the option at the time of exercise exceeds the exercise price. Upon sale of shares acquired upon exercise of a Non-Statutory Stock Option, the excess of the amount realized from the sale over the market value of the shares on the date of exercise will constitute long-term capital gain if the shares have been held for the required holding period.

          Deductibility of Compensation. Section 162(m) of the Code limits to $1
          -----------------------------
million per person the amount that the Company may deduct for compensation paid to any individual who, on the last day of the taxable year, is its chief executive officer or among its four highest compensated officers (other than the chief executive officer). Pursuant to Section 162(m) of the Code and the regulations thereunder, compensation received through the exercise of an option will not be subject to the $1 million limit if the option and the Plan meet certain requirements. One such requirement is shareholder approval at least once every five years of a per-employee limit on the number of shares as to which options may be granted. Approval of this proposal will constitute reapproval of the per-employee limit under the Plan previously approved by the shareholders. Other requirements are that the option be granted by a committee of at least two outside directors and that the exercise price of the option be not less than the fair market value of the Common Stock on the date of grant. Accordingly, the Company believes that if this proposal is approved by shareholders, compensation received on exercise of options granted under the Plan in compliance with all of the above requirements will continue to constitute performance-based compensation and will be exempt from the $1 million deduction limit.

VOTE REQUIRED

          Reapproval of the Plan by the shareholders will require the affirmative vote of the holders of a majority of the shares of Common Stock of the Company present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Abstentions have the effect of "no" votes in determining whether the amendments are approved. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.



ITEM 3 - PROPOSED AMENDMENTS TO THE EMPLOYEE STOCK PURCHASE PLAN

          In 1967, the Board of Directors adopted and the shareholders approved the Company's Employee Stock Purchase Plan (the ESPP). The ESPP was amended in 1968, 1976, 1980, and 1996. A total of 600,000 shares of the Company's Common Stock have been reserved for issuance under the ESPP. At March 15, 2000, only 34,851 shares were available for future issuance under the ESPP.

          On February 24, 2000, the Board adopted, subject to shareholder approval, amendments to the ESPP that would: (1) increase the number of shares authorized to be issued under the ESPP from 600,000 to 800,000 shares; and (2) change the purchase price for shares purchased in an ESPP offering from 92% to 85% of the fair market value of the Common Stock on the offering date.

          The purposes of the ESPP are to encourage employees to become shareholders in the Company, to stimulate increased interest on their part in the affairs of the Company, to afford them the opportunity to share in the earnings and growth of the Company and to promote systematic savings by them. The proposed amendments are intended to further these purposes. The material terms of the ESPP, as proposed to be amended, are described below, and a complete copy of the ESPP, marked to show the proposed amendments, is attached to this Proxy Statement as Appendix B. The following description is qualified in its entirety by reference to Appendix B.

SUMMARY OF THE ESPP

          The ESPP will provide for future offerings of the Company's Common Stock to eligible employees at such times and in such amounts, up to the total shares authorized for the ESPP, as shall be determined by the Board of Directors. The Board currently intends to continue its practice of making annual offerings under the ESPP. The price of each offering will equal 85 percent of the fair market value of the Common Stock on the date of that offering.

          All regular full-time employees (including officers and directors who are full-time employees) are eligible to participate. However, no employee may participate if he or she owns, or through any subscription will acquire, sufficient Common Stock to give him or her 5 percent or more of the total combined voting power or value of all classes of stock of the Company. At March 15, 2000, approximately 1,220 employees were eligible to participate in the ESPP.

          An eligible employee may participate by subscribing for shares within a prescribed period after each offering. Each participant may subscribe for a minimum of 10 and a maximum of 900 shares per year. If any offering is oversubscribed, the shares offered will be allocated among the participants.

          Payment for shares subscribed will be made through payroll deductions within a period of not less than 6 months from the offering date. The maximum period under the Plan for payment for shares is 27 months, although the Board historically has limited the maximum period to 12 months consistent with its practice of making annual offerings. At any time prior to payment in full, a participant may cancel his subscription as to shares not then fully paid.

          Certificates for shares subscribed in any offering will be issued only upon payment in full. Prior to that time, shares paid for will be held in trust for the participant and any dividends thereon applied to the unpaid subscription price. There are no restrictions upon the disposition of shares purchased through the ESPP.

          None of the participants' rights under the ESPP are assignable or transferable. The right to participate in, and any subscription under, the ESPP, terminates upon the termination of employment, subject to the limited right of the participant or his legal representative to complete a pending purchase in the event of retirement or death.

          The Board of Directors, without shareholder approval, may amend, modify, suspend or terminate the ESPP at any time without notice, but it may not, without the affected employee's written consent, adversely affect any existing subscription or offering, and it may not amend the ESPP, without shareholder approval, to change the number of shares authorized to be offered (otherwise than to reflect a change in capitalization, such as a stock dividend or stock split), decrease the offering price below 85 percent of fair market value or change the eligibility requirements.

TAX CONSEQUENCES

          The Plan is an "employee stock purchase plan" under Section 423 of the Code. In the event of a disposition within one year after acquisition by the participant of the shares or within two years after they were offered under the Plan the participant would recognize ordinary income at the time of disposition in an amount equal to the difference between the fair market value of the shares at the time of their purchase by the participant and the price at which such shares were offered under the Plan. This ordinary income would be added to the participant's cost basis in determining gain or loss on a sale, which would generally be capital gain or loss. If held for a period in excess of these limitations, gain or loss upon a sale of shares purchased under the Plan is treated as capital gain or loss, except that any gain is treated as ordinary income to the extent of the difference between the fair market value of the shares at the time of offering and the offering price.

PURCHASES UNDER THE ESPP

          The following table indicates shares purchased under the ESPP during the last fiscal year by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group:

                                                Shares Purchased in 1999
                                            --------------------------------
         Name                               Number of Shares  Dollar Value 1
         ----                               ----------------  -------------
Richard G. Reiten                                   897        $2,020
Bruce R. DeBolt                                       -             -
Mark S. Dodson                                      616         1,404
Dwayne L. Foley                                       -             -
Michael S. McCoy                                      -             -
All Executive Officers (10 persons)               2,884         6,503
All Employees, excluding Executive Officers      10,735        24,098


------------------------
1 "Dollar Value" equals the difference between the price paid for shares purchased under the ESPP and the fair market value of the shares on the offering date.

VOTE REQUIRED

          Approval of the ESPP amendments by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

ITEM 4 - ELECTION OF AUDITORS

          The Audit Committee of the Board of Directors has recommended that PricewaterhouseCoopers LLP, independent certified public accountants, be retained as independent auditors of the Company for the year 2000, and that this firm be elected by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting of Shareholders and will be provided with the opportunity to make a statement and to respond to appropriate questions. In case PricewaterhouseCoopers LLP is not elected, the Board of Directors will select another independent certified public accounting firm to serve as independent auditors of the Company.

          Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the election of PricewaterhouseCoopers LLP as independent auditors will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote for independent auditors.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS FOR THE YEAR 2000.


                                  OTHER MATTERS

          The management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

EXECUTIVE SEVERANCE AGREEMENTS

          The Board of Directors has approved the Company's entry into severance agreements with each executive officer of the Company, including all of the Named Executive Officers. These agreements generally provide for the payment, upon the termination of the employee's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within two years following a change of control of the Company, of an amount equal to two or three times the sum of the employee's annual salary and average bonus for the last three years, and also provide for the three-year continuation of life and health insurance benefits. In addition, if any payments to the employee are subject to the excise tax on "parachute payments," the Company will make an additional payment to the employee such that the employee will receive net benefits as if no excise tax were payable. If such additional payments are required, the Company will not be able to deduct such additional payments for Federal income tax purposes and also will be denied such a deduction for some or all of the other payments made pursuant to the agreement and its other plans and policies. Each employee is obligated under the severance agreement to remain in the employ of the Company for a period of 270 days following a "potential change in control" (as defined in the severance agreements). All of the executive officers have executed the severance agreements.

EMPLOYMENT AGREEMENTS

          On November 2, 1995, the Company entered into an employment agreement with Mr. Reiten for a term extending until February 28, 2003. Under this agreement, the Company recognized eight years of past service for purposes of the ESRIP. Accordingly, Mr. Reiten is treated under the ESRIP as if he had commenced employment with the Company on February 28, 1988 and will be vested and eligible for supplemental retirement benefits at 65% of final annual compensation upon retirement on or after February 28, 2003. As amended on September 24, 1998, the agreement also provides that Mr. Reiten will be vested and eligible under the ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) dies or becomes disabled, (b) is terminated other than for cause, or (c) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

          On July 2, 1997, the Company entered into an employment agreement with Mr. Dodson for a term extending until December 31, 2002, with an option for Mr. Dodson to renew for an additional term through December 31, 2007. Under this agreement, the Company modified the service requirements applicable to Mr. Dodson for purposes of the ESRIP. Accordingly, Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 32.5% of final annual compensation upon retirement on or after December 31, 2002 and 65% of final annual compensation upon retirement on or after December 31, 2007. The agreement also provides that Mr. Dodson will be vested and eligible under the ESRIP for supplemental retirement benefits at 65% of final annual compensation with no reduction in benefits based on early retirement if he (a) becomes disabled, (b) dies after December 31, 2002, (c) is terminated other than for cause, or (d) becomes entitled to severance benefits under his executive severance agreement in connection with a change in control of the Company.

          On May 11, 1999, the Company entered into a special employment agreement with Mr. Foley relating to his planned retirement from the Company on September 30, 2000. The agreement provided that he would continue to perform services for the Company and receive his regular salary through March 31, 2000, that he would receive a minimum bonus for 1999 of $38,500, and that from April 1, 2000 until his retirement on September 30, 2000 he would use up his accrued vacation time. If he elects early retirement benefits under the ESRIP, the agreement provides that his benefits will be subject to only half of the otherwise applicable early retirement reduction in benefits and that his benefits will not be subject to Social Security offset until he reaches age 65. If he is married at the time of his retirement, the agreement also gives him a right to a lump sum payment which is the actuarial equivalent of the cost to provide his spouse with lifetime retiree medical coverage starting in September 2007.


                       2001 ANNUAL MEETING OF SHAREHOLDERS

          The 2001 Annual Meeting of Shareholders is scheduled to be held in Portland on Thursday, May 24, 2001. Specific proposals of common shareholders intended to be presented at this meeting must comply with the requirements of the Securities Exchange Act of 1934 and be received by the Secretary of the Company for inclusion in its 2001 proxy materials by December 15, 2000.

          The Securities and Exchange Commission's proxy rules allow the Company to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders which is not included in the Company's proxy statement, if the Company does not have notice of the matter at least 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of shareholders. In addition, discretionary voting authority may generally also be used if the Company receives timely notice of such matter (as described in the preceding sentence) and if, in the proxy statement, the Company describes the nature of such matter and how the Company intends to exercise its discretion to vote on such matter. Accordingly, for the 2001 Annual Meeting of Shareholders any such notice must be submitted to the Secretary of the Company on or before February 28, 2001.

                                     GENERAL

          Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone or facsimile transmission. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by the Company. The Company has retained Beacon Hill Partners Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $2,000 plus reasonable out-of-pocket expenses.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy so that the business of the meeting can be transacted.

                                        By Order of the Board of Directors,



Portland, Oregon                        C. J. Rue
April 14, 2000                          Secretary

                                                                      Appendix A


                          NORTHWEST NATURAL GAS COMPANY
                             1985 STOCK OPTION PLAN
                 (as amended as of May 25, 1995, April 25, 1996)


          1. PURPOSE. The purpose of this 1985 Stock Option Plan (the "Plan") is to enable Northwest Natural Gas Company (the "Company") to attract and retain experienced and able employees and to provide additional incentive to these employees to exert their best efforts for the Company and its shareholders.

          2. SHARES SUBJECT TO THE PLAN. Except as provided in paragraph 15, the total number of shares of the Company's Common Stock, $3-1/6 par value per share ("Common Stock"), covered by all options granted under the Plan shall not exceed 1,200,000 authorized but unissued or reacquired shares. If any option under the Plan expires or is cancelled or terminated and is unexercised in whole or in part, the shares allocable to the unexercised portion shall again become available for options under the Plan.

          3. DURATION OF THE PLAN. The Plan shall continue until options have been granted and exercised with respect to all of the shares available for the Plan under paragraph 2 (subject to any adjustments under paragraph 15), unless sooner terminated by action of the Board of Directors. The Board of Directors has the right to suspend or terminate the Plan at any time except with respect to then outstanding options.

          4. ADMINISTRATION.

               4.1 The Plan shall be administered by the Board of Directors, which shall determine and designate from time to time the employees to whom options shall be granted and the number of shares, option price, the period of each option, and the time or times at which options may be exercised. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt rules and regulations relating to administration of the Plan, and the interpretation and construction of the provisions of the Plan by the Board of Directors shall be final and conclusive. No director who holds or is eligible to hold an option under the Plan may vote on any action taken by the Board of Directors involving such matter, and such action may only be taken if both a majority of the Board of Directors and a majority of directors voting on the action are not eligible and have not at any time within one year prior thereto been eligible to receive an option pursuant to the Plan or any other stock plan of the Company or an affiliate of the Company.

               4.2 The Board of Directors may delegate to a committee of the Board of Directors consisting of three or more members (the "Committee") any or all authority for administration of the Plan. No person may be appointed to the Committee if within one year prior thereto he or she was eligible to receive an option pursuant to the Plan or any other stock plan of the Company or an affiliate of the Company. Members of the Committee are not eligible to receive an option pursuant to the Plan or any other stock plan of the Company or an affiliate of the Company while on the Committee. If a Committee is appointed, all references to the Board of Directors in the Plan shall mean and relate to the Committee unless the context requires otherwise.

          5. ELIGIBILITY; GRANTS.

               5.1 Options may be granted under the Plan only to officers and other key employees of the Company (including employees who are directors) who, in the judgment of the Board of Directors, will perform services of special importance to the Company in the management, operation, and development of its business.

               5.2 Options granted under the Plan may be Incentive Stock Options as defined in ss.422 of the Internal Revenue Code of 1986, as amended ("IRC"), or Non-Statutory Stock Options. A Non-Statutory Stock Option means an option other than an Incentive Stock Option. The Board of Directors has the sole discretion to determine which options shall be Incentive Stock Options and which options shall be Non-Statutory Stock Options, and, at the time of grant, it shall specifically designate each option granted under the Plan as an Incentive Stock Option or a Non-Statutory Stock Option. No Incentive Stock Option may be granted under the Plan on or after the tenth anniversary of the last action by the Board of Directors approving an increase in the number of shares available for issuance under the Plan, which action was subsequently approved within 12 months by the shareholders.

          6. LIMITATION ON AMOUNT OF GRANTS.

               6.1 The aggregate fair market value (determined for each Incentive Stock Option when it is granted) of shares for which Incentive Stock Options are exercisable for the first time by an optionee in any calendar year under the Plan and under any other incentive stock option plan (within the meaning of IRC ss.422) of the Company or any parent or subsidiary of the Company shall not exceed $100,000.

               6.2 No employee may be granted options under the Plan for more than 75,000 shares of Common Stock in any fiscal year.

          7. OPTION PRICE. The option price per share under each option granted under the Plan shall be determined by the Board of Directors, but except as provided in paragraph 9, the option price for an Incentive Stock Option and a Non-Statutory Stock Option shall be not less than 100 percent of the fair market value of the shares covered by the option on the date the option is granted. Except as otherwise expressly provided, for purposes of the Plan, the fair market value shall be deemed to be the closing sales price for the Common Stock as reported by the Nasdaq Stock Market and published in the Wall Street Journal for the day preceding the date of grant, or such other fair market value of the Common Stock as determined by the Board of Directors of the Company.

          8. DURATION OF OPTIONS. Subject to paragraphs 9 and 13, each option granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted and no Non-Statutory Stock Option shall be exercisable after the expiration of 10 years plus seven days from the date it is granted.

          9. LIMITATIONS ON GRANTS TO 10 PERCENT SHAREHOLDERS. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or of any parent or subsidiary of the Company, only if the option price is at least 110 percent of the fair market value of the stock subject to the option on the date it is granted, as described in paragraph 7, and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

          10. EXERCISE OF OPTIONS. Except as provided in paragraphs 13 and 15, no option when granted under the Plan may by its terms be exercisable during the first year following the date it is granted. Thereafter, options may be exercised over the period stated in each option in amounts and at times prescribed by the Board of Directors and stated in the option. If the optionee does not exercise an option in any period with respect to the full number of shares to which the optionee is entitled in that period, the optionee's rights shall be cumulative and the optionee may purchase those shares in any subsequent period during the term of the option.

          11. LIMITATIONS ON RIGHTS TO EXERCISE. Except as provided in paragraph 13 or as otherwise approved by the Board of Directors, no option granted under the Plan may be exercised unless when exercised the optionee is employed by the Company and shall have been so employed continuously since the option was granted. Absence on leave or on account of illness or disability under rules established by the Board of Directors shall not, however, be deemed an interruption of employment for this purpose.

          12. NONASSIGNABILITY. Each option granted under the Plan by its terms shall be nonassignable and nontransferable by the optionee except by will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death, and each option by its terms shall be exercisable during the optionee's lifetime only by the optionee.

          13. TERMINATION OF EMPLOYMENT.

               13.1 Unless otherwise determined by the Board of Directors, if employment of an optionee by the Company is terminated by retirement or for any reason other than in the circumstances specified in 13.2 below, any option held by the optionee may be exercised at any time prior to its expiration date or the expiration of three months after the date of termination of employment, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option on the date of termination.

               13.2 Unless otherwise determined by the Board of Directors, if an optionee's employment by the Company is terminated because of death or physical disability (within the meaning of IRC ss.22(e)(3)), any option held by the optionee may be exercised for all remaining shares subject thereto, free of any restriction on exercise of the option during the first year after the date of grant or any limitation on the number of shares for which the option may be exercised in any period, at any time prior to its expiration date or the expiration of one year after the date of termination, whichever is the shorter period. If an optionee's employment is terminated by death, any option held by the optionee shall be exercisable only by the person or persons to whom the optionee's rights under the option pass by the optionee's will or by the laws of descent and distribution of the state or country of the optionee's domicile at the time of death.

               13.3 To the extent an option held by any deceased optionee or by any optionee whose employment is terminated is not exercised within the limited periods provided above or otherwise determined by the Board of Directors, all further rights to purchase shares pursuant to the option shall terminate at the expiration of such periods.

          14. PURCHASE OF SHARES. Shares may be purchased or acquired pursuant to an option granted under the Plan only on receipt by the Company of notice in writing from the optionee of the optionee's intention to exercise, specifying the number of shares the optionee desires to purchase and the date on which the optionee desires to complete the transaction, which may not be more than 30 days after receipt of the notice, and, unless in the opinion of counsel for the Company such a representation is not required to comply with the Securities Act of 1933, containing a representation that it is the optionee's intention to acquire the shares for investment and not with a view to distribution. On or before the date specified for completion of the purchase, the optionee must have paid the Company the full purchase price in cash, in shares of Common Stock previously acquired by the optionee and held for at least one year, valued at fair market value as defined in paragraph 7, or in any combination of cash and shares of Common Stock. No shares shall be issued until full payment therefor has been made, and an optionee shall have no rights as a shareholder until a certificate for shares is issued to the optionee. Each optionee who has exercised an option shall, on notification of the amount due, if any, and prior to or concurrently with delivery of the certificates representing the shares for which the option was exercised, pay to the Company amounts necessary to satisfy any applicable federal, state, and local withholding tax requirements. If additional withholding becomes required beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount to the Company on demand. If the employee fails to pay the amount demanded, the Company shall have the right to withhold that amount from other amounts payable by the Company to the optionee, including salary, subject to applicable law.

          15. CHANGES IN CAPITAL STRUCTURE. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split-up, combination of shares, or dividend payable in shares, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares for the purchase of which options may be granted under the Plan. In addition, the Board of Directors shall make appropriate adjustments in the number and kind of shares as to which outstanding options, or portions thereof then unexercised, shall be exercisable, to the end that each optionee's proportionate interest shall be maintained as before the occurrence of such event. Adjustments in outstanding options shall be made without change in the total price applicable to the unexercised portion of any option and with a corresponding adjustment in the option price per share.

Any such adjustment made by the Board of Directors shall be conclusive. In the event of dissolution or liquidation of the Company or a merger, consolidation, or plan of exchange affecting the Company, in lieu of providing for options as provided above in this paragraph 15, the Board of Directors may, in its sole discretion, provide a 30-day period prior to such event during which optionees shall have the right to exercise options in whole or in part without any limitation on exercisability and upon the expiration of such 30-day period all unexercised options shall immediately terminate.

          16. AMENDMENT OF PLAN. The Board of Directors may at any time and from time to time modify or amend the Plan in such respects as it deems advisable because of changes in the law while the Plan is in effect or for any other reason. After the Plan has been approved by the shareholders and except as provided in paragraph 15, however, no change in an option already granted to an employee shall be made without the written consent of such employee. Furthermore, unless approved at an annual meeting or a special meeting by a vote of shareholders in accordance with Oregon law, no amendment or change shall be made in the Plan (a) increasing the total number of shares which may be purchased under the Plan, (b) changing the minimum purchase price specified in the Plan, (c) increasing the maximum option period, or (d) materially modifying the requirements for eligibility for participation in the Plan.

          17. APPROVALS. The obligations of the Company under the Plan are subject to the approval of the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, and such other state and federal authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to take steps required by state or federal law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company's shares may then be listed, in connection with the granting of any option under the Plan, the issuance or sale of any shares purchased on exercise of any option under the Plan, or the listing of such shares on said exchange. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver shares of Common Stock under the Plan if the Company is advised by its legal counsel that such issuance or delivery would violate applicable state or federal laws. The Company shall not be obligated to register shares issuable on exercise of options under the Securities Act of 1933.

          18. EMPLOYMENT RIGHTS. Nothing in the Plan or any option granted pursuant to the Plan shall confer on any optionee any right to be continued in the employment of the Company or to interfere in any way with the right of the Company by whom such optionee is employed to terminate such optionee's employment at any time, with or without cause.

                                                                      Appendix B


                                PROPOSED AMENDED
                          NORTHWEST NATURAL GAS COMPANY
                         EMPLOYEE STOCK PURCHASE PLAN *


1. PURPOSES OF THE PLAN
     The purposes of this Employee Stock Purchase Plan are to encourage employees to become stockholders in the Company, to stimulate increased interest on their part in the affairs of the Company, to afford them an opportunity to share in the profits and growth of the Company, and to promote systematic savings by them. These purposes are sought to be accomplished under the Plan by enabling employees to subscribe for and purchase directly from the Company a limited number of the authorized and unissued shares of its Common Stock at a discount from the market price at the time offerings are made, with an opportunity to pay the purchase price in installments, by payroll deductions over a period of not more than 27 months from the offering date. The Plan has been found desirable by the Board of Directors and is believed by the management to be advantageous to employees desiring to become holders of Common Stock, and in the best interests of the Company. Participation in the Plan is entirely voluntary. Each employee must decide for himself whether it is in his best interests to purchase shares of Common Stock under the Plan.

2. ADMINISTRATION
     The Plan shall be administered for the Company by a committee to be known as the Employee Stock Purchase Plan Committee (the Committee), the membership of which shall be designated from time to time by the President of the Company. The secretary or an assistant secretary of the Company shall serve as a member of the Committee and shall be responsible for recording and maintaining the Committee's records.

3. EMPLOYEES ELIGIBLE TO PARTICIPATE
     Regular full-time employees of the Company are eligible to participate in the Plan, including officers but excluding directors not otherwise employed by the Company, and also excluding any employee who, after an offering under the Plan, would own or be deemed (under Section 425 (d) of the Internal Revenue
Code) to own stock (including stock which may be purchased under outstanding options, if any, or offerings and subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or, if applicable, its parent or subsidiaries. A regular full-time employee is one who has been in the employ of the Company for at least six months and who is in the active service of the Company on the date an offering is made under the Plan, excluding, however, any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year.

4. METHOD OF PARTICIPATION
     Until the number of shares authorized for offering under the Plan is exhausted, there may be an offering or offerings under the Plan each year on a


* NOTE: Matter in bold face is proposed new matter; matter in brackets and italics is proposed to be deleted.

date or dates to be determined beforehand by the Board of Directors. An eligible employee may participate in the Plan by filing with the Company, on a form furnished by it, a subscription within a number of days, not to exceed 90, to be prescribed by the Board of Directors. Subscriptions must be for a minimum of ten shares of Common Stock. Subscriptions for more than ten shares may be made, but not more than 900 shares will be allotted any one employee in any one calendar year. No employee will be allowed to subscribe for any shares under the Plan which would permit his rights to purchase shares under all stock purchase plans of the Company and, if applicable, its parent or subsidiaries, to accrue at a rate which exceeds $25,000 of fair market value of such shares (determined at the time such shares are offered) for each calendar year in which such right to subscribe or a subscription is outstanding at any time. A payroll deduction authorization on a form furnished by the Company must be filed with the subscription, authorizing the Company to make monthly payroll deductions in an aggregate amount sufficient to pay in full for all shares subscribed within a period of not less than six months nor more than 27 months from the offering date.
     Subscriptions and accompanying papers and correspondence relating to the Plan should be forwarded by regular or Company mail to Employee Stock Purchase Plan Committee, Northwest Natural Gas Company, One Pacific Square, Portland, Oregon 97209.

5. PURCHASE PRICE
     The purchase price of shares of Common Stock offered to employees under the Plan shall be [92%] 85% (stated to a full one-tenth of one dollar) of the fair
                    ---
market value of the Company's shares of such Common Stock on the date such offering is made. The fair market value of said shares will be determined by taking the mean between the bid and asked prices as quoted in the over-the-counter market on the offering date. Should the Company's Common Stock hereafter be listed on a national securities exchange, as defined in the Securities Exchange Act of 1934, the fair market value of said shares will be determined as the opening price quoted for the Common Stock (in lots of 100) on such exchange on the offering date.

6. SOURCE OF STOCK AND ALLOCATION IN EVENT OF OVERSUBSCRIPTION
     All Common Stock issued under the Plan will come from authorized but unissued shares of Common Stock. A total of [600,000] 800,000 shares of Common
                                                      -------
Stock, $3-1/6 par value, has been reserved for this purpose (or such number of shares of said [600,000] 800,000 shares or any unissued portion thereof into
                         -------
which such reserved shares may be changed as a result of split-ups or reclassifications of said Common Stock). If any offering is oversubscribed, the Company will allot the shares among subscribing employees by first allotting to each such employee 20 shares or such lesser number subscribed for by him. The shares then remaining will be allotted to employees subscribing for more than 20 shares, in proportion to their subscriptions. If the available shares are insufficient to allot to each subscribing employee 20 shares or such lesser number as may have been subscribed for by him, each employee will be allotted the lesser of (a) the number of shares he subscribed for or (b) the number of shares available divided by the number of subscribing employees.

7. PAYMENT OF STOCK AND ISSUANCE THEREOF
     When a subscription application has been accepted by the Company, a stock purchase account will be opened by the Company in the name of the participating employee, and he will be notified of the number of shares allotted to him, the amount payable on his subscription contract, and the amount of his monthly payroll deduction on that account. No shares of stock subscribed for under any offering will be issued and delivered to an employee until he has paid for all shares for which he has subscribed under that offering. When there is accumulated in an employee's stock purchase account an amount sufficient to pay for one or more full shares of Common Stock, such share or shares will be issued from time to time to the Company as trustee for the employee. Dividends thereafter declared and paid on such shares will be credited to the employee's stock purchase account and applied toward the purchase price of the shares for which he has not paid in full. Upon payment of the full purchase price of the shares subscribed by an employee under any one subscription (or upon cancellation of such subscription as provided in Section 8), the Company will issue to the employee a certificate for the shares for which he has paid under such subscription, his payroll deduction authorization will be cancelled with respect to that subscription, and any balance in his stock purchase account on account of such subscription will be returned to him.
     An employee for whom the Company holds shares as trustee under the Plan may instruct the trustee how to vote the shares credited to his account and the trustee will vote them accordingly.
     No interest will be charged to an employee on the unpaid balance of the purchase price, and no interest will be paid by the Company to an employee on his payments, payroll deductions, or dividends. The Company will pay the administrative costs of the Plan.

8. CANCELLATION OF SUBSCRIPTION
     At any time prior to payment in full for his shares, each employee participating under the Plan will have the right to cancel his subscription for unpaid shares by giving the Company written notice to that effect. Upon cancellation, the Company will issue to the employee a certificate for the shares for which he has paid, his payroll deduction authorization will be cancelled, and any balance in his stock purchase account will be returned to him.

9. TERMINATION OF EMPLOYMENT
     Upon termination of employment for any reason except retirement or death, an employee's right to subscribe is revoked and any outstanding subscriptions will be treated as cancelled and dealt with as provided in Section 8. Upon termination of employment by reason of retirement or death, while an offering remains open, the employee or, if deceased, his legal representative may elect to subscribe within the time prescribed in Section 4. With regard to any outstanding subscription, the retired employee or deceased employee's legal representative may, within three months after the happening of such event but within the time prescribed in Section 4, pay the entire balance due upon the subscription and thereupon receive delivery of the stock certificate. If such election shall not be made within said period, the Company will treat the failure to make such election as a notice of cancellation and will, except as may be otherwise required by law, make the delivery and refund, if any, to the employee or his legal representative as provided in Section 8 hereof.

10. EXCUSED ABSENCES
     If an employee is granted a leave of absence, or if his absence from service is excused on account of illness, disability, or entering the armed forces, payments for stock to which such employee has subscribed may be suspended, at the discretion of the Committee, subject to any applicable law or governmental regulation, provided that full payment must (and shall be permitted to) be made not later than 179 days from the date upon which the employee's absence begins or 27 months from the offering date, whichever is earlier.

11. RIGHTS NOT TRANSFERABLE
     Neither the right to participate in the Plan, a subscription under the Plan nor any interest in any shares of stock held for an employee by the Company, as trustee, shall be assignable or transferrable to any person other than the employee, except in the event of death as provided in Section 9 hereof; and, except as otherwise may be provided by law, no such right or interest shall be liable for or subject to the debts or obligations of the employee. Should any such assignment or transfer be attempted by an employee, or should any such claim be asserted by any other persons, such attempted transfer or assertion of claim may be taken and treated as a rejection of the offering or a cancellation of the subscription, as the case may be. In such event the Company, except as may otherwise be required by law, will observe the provisions of Section 8 hereof governing cancellations.

12. DISPOSAL OF STOCK
     The Plan is intended to provide a convenient means by which the employee may acquire Common Stock of the Company as an investment but it does not impose restrictions on selling shares after subscriptions have been fully paid and stock certificates issued and delivered to the employee. The Company will not buy back shares which have been purchased by a participating employee under the Plan.

13. TERMINATION OR AMENDMENT OF PLAN
     No subscription application will be accepted after the shares referred to in Section 6 have been subscribed. The Company reserves the right to reject any subscription application or applications not meeting the requirements of this Plan, and the right to abandon, amend, modify, or suspend the Plan at any time without notice, and to revoke or terminate it at any time; provided, however, that no such amendment, revocation, or termination shall, without the employee's written consent, adversely affect any existing subscription or offering; and provided further that no such amendment of the Plan by the Board of Directors shall change the number of shares authorized to be offered under the Plan as stated in Section 6 hereof (other than a change merely reflecting a change in capitalization such as a stock dividend or stock split-up), change the price at which the shares shall be offered under the Plan to a price below that specified in Section 5 hereof, or change or modify the eligibility requirements contained in Section 3 hereof.
     No shares may be purchased hereunder if such purchase would constitute a violation of the Securities Act of 1933, as amended, or the regulations promulgated thereunder, or of any other applicable law or regulation. The Company reserves the right to amend any offer made hereunder in any manner which may be necessary to cause the offer to conform with any law applicable thereto or any valid regulation promulgated under any such law, and any such required amendments may be made effective either before or after subscriptions have been received by the Company hereunder. If the terms of the offer shall be amended, however, after a subscription has been received, any employee who does not agree to the amendment may, if he so desires, cancel his subscription and the Company thereupon will refund to him any payment made by him thereunder.

NW NATURAL
220 N.W. SECOND AVENUE
PORTLAND, OR 97209






                                                                  April 14, 2000

Dear Shareholder:

We cordially invite you to attend the 2000 Annual Meeting of Shareholders of Northwest Natural Gas Company (the Company), which will be held in the Lloyd Center Ballroom of the DoubleTree Hotel-Portland-Lloyd Center, 1000 N.E. Multnomah Street, Portland, Oregon, on Thursday, May 25, 2000, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to be with us.

At the meeting you will be asked to consider and vote upon (1) the election of four directors; (2) the reapproval of the 1985 Stock Option Plan; (3) the amendment of the Employee Stock Purchase Plan; and (4) the election of independent auditors. Your Board of Directors unanimously recommends that you vote FOR proposals 1, 2, 3 and 4.

WHETHER OR NOT YOU EXPECT TO ATTEND, TO ASSURE YOUR REPRESENTATION AT THE MEETING AND THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY, for which a return envelope is provided.

Sincerely,

/s/ Richard G. Reiten
Richard G. Reiten
President and Chief Executive Officer


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

-----------------------------------------------------------------------------------------------------------------------------------
NW NATURAL

VOTE ON DIRECTORS                                 FOR  WITHHOLD  FOR ALL   To withhold authority to vote, mark "For All Except"
                                                  ALL    ALL     EXCEPT:   and write the nominee's name on the line below.
ITEM 1.  Election of Directors: Class I Nominees: [ ]    [ ]       [ ]
01) Richard B. Keller, 02) Randall C. Pape,                                -----------------------------------------------
03) Robert L. Ridgley, 04) Dwight A. Sangrey


                                                  FOR  AGAINST   ABSTAIN
                                                                           This  proxy  when  properly  executed  will be voted
ITEM 2. Reapproval of the 1985 Stock Option Plan  [ ]    [ ]       [ ]     in the manner directed  herein by the shareholder whose
                                                                           signature appears  below.  IF NO DIRECTION IS MADE, THE
                                                                           PROXY WILL BE VOTED FOR ITEMS  1, 2, 3 AND 4.
ITEM 3. Amendment of the Employee Stock
Purchase Plan                                     [ ]    [ ]       [ ]
                                                                           When signing as attorney-in-fact, executor,
ITEM 4. Election of PricewaterhouseCoopers                                 administrator, trustee, guardian or officer of a
        LLP as Auditors for 2000                  [ ]    [ ]       [ ]     corporation,  please give full title as such.  On joint
                                                                           accounts, each owner should sign.

                                                                                Please mark this box if you plan to attend
                                                                                the Annual Meeting.                          [ ]

                                                                                Please mark this box if you have any comments
                                                                                or changes to names or addresses.            [ ]


---------------------------------------                                    -------------------------------------------------
Signature                     Date                                         Signature (Joint Owner)                 Date

-----------------------------------------------------------------------------------------------------------------------------------

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

--------------------------------------------------------------------------------
PROXY FORM                         NW NATURAL                         PROXY FORM

          PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND MAIL
                    WITHOUT DELAY IN THE ENCLOSED ENVELOPE.

                          NORTHWEST NATURAL GAS COMPANY
                  PROXY FOR 2000 ANNUAL MEETING OF SHAREHOLDERS

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Wayne D. Kuni, Richard G. Reiten and Robert L. Ridgley and each or any of them, the proxy or proxies, with power of substitution and with authorization to vote all of the common shares of the undersigned at the annual meeting of shareholders of Northwest Natural Gas Company to be held on Thursday, May 25, 2000, and at all adjournments thereof,
(i) as designated on the reverse of this card and, (ii) at their discretion, upon any and all other matters which properly may be brought before such meeting or any adjournment thereof.

If shares of the Company's Common Stock are held for the account of the undersigned under the Company's Dividend Reinvestment and Stock Purchase Plan, its Retirement K Savings Plan or its Employee Stock Purchase Plan, then the undersigned hereby directs the respective fiduciary of each applicable plan to vote all shares of Northwest Natural Gas Company Common Stock in the undersigned's name and/or account under such Plan in accordance with the instructions given herein, at the 2000 Annual Meeting and at any adjournments or postponements thereof, on all matters properly brought before such meeting or any adjournment thereof, including but not limited to the matters set forth on the reverse side.

The Company will provide reasonable accommodation for a disability. If you need an accommodation, please contact the Company at (503) 226-4211 ext. 3411 at least 72 hours before the meeting.

--------------------------------------------------------------------------------